Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of ReposiTrak, Inc. for the year ended June 30, 2024, of our report dated September 30, 2024, included in its Registration Statements on Form S-8 (No. 333-255189) and S-3 (No. 333-273940) relating to the financial statements for the year ended June 30, 2024, listed in the accompanying index.

Haynie & Company

Salt Lake City, Utah

September 30, 2024